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                                                                       Exhibit 3
         TERMINATION OF SHAREHOLDER VOTING AGREEMENT AND TERMINATION OF PROXY

    WHEREAS, the record owners of shares of common stock of Sunrise Resources, Inc., a Minnesota corporation (the "Company"), that are listed on Exhibit A hereto (the "Shareholders") have entered into that certain Shareholder Voting Agreement as of May 1, 1996 (the "Agreement"); and

    WHEREAS, under the Agreement, the Shareholders agreed to vote their shares and take such other actions as Peter J. King ("Mr. King") directs with respect to the resolution of the Claims described in the Agreement; appointed Mr. King as their agent with respect to all rights and powers of such Shareholder arising in connection with the Claims; and appointed Mr. King as each such Shareholders' proxy to vote the shares if such Shareholder failed to vote such shares as Mr. King directed; and

    WHEREAS, pursuant to paragraph 7 of the Agreement, the Agreement shall terminate and cease to be effective upon a resolution of the Claims, as determined by Mr. King, in his sole discretion; and

    WHEREAS, as of this date, the arbitration proceedings with respect to the Claims has been completed, subject only to the granting of an award with respect thereto; and

    WHEREAS, pursuant to that certain Proxy dated September 26, 1996, Mr. King was appointed a proxy to vote 300,000 of the shares of the Company on behalf of the William B. King Trust, Stephen D. Higgins, Trustee ("Proxy"), and Mr. King wishes to terminate the Proxy, effective immediately;

    THEREFORE, pursuant to paragraph 7 of the Agreement, Mr. King hereby determines that for purposes of the Agreement the completion of the arbitration proceedings represents a resolution of the Claims and the Agreement is hereby terminated and, as a result, any proxies in favor of Mr. King given under the Agreement are hereby revoked;

    FURTHER, the Proxy is hereby revoked and terminated, effective immediately.

Dated:  April 30, 1997                      /s/ Peter J. King
                                            ---------------------------
                                            Peter J. King

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